Exhibit 99.2

    Alaska Communications Systems Selects Tyco Telecommunications to Construct Long Haul Undersea Fiber Optic Cable System Connecting
                        Alaska and the Lower 48

       State-of-the-Art System Will Provide Robust, Geographically Diverse High Bandwidth Link Between Anchorage, Alaska, and Florence,
                                 Oregon

    ANCHORAGE, Alaska, & MORRISTOWN, N.J.--(BUSINESS WIRE)--Oct. 25, 2007--Leading integrated communications provider Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK), and Tyco Telecommunications, a business unit of Tyco Electronics (NYSE:TEL) and an industry pioneer in undersea communications technology, announced today the signing of a contract to construct an undersea fiber optic cable system that will provide high bandwidth connectivity between Anchorage, Alaska, and Florence, Oregon. The system will support provision of services between the Lower 48 and Alaska via a diverse state-of-the-art undersea fiber optic link.

    "This fiber facility, coupled with our unique in-state data networks, positions ACS to serve significant carrier and enterprise customers who have needs for end-to-end solutions connecting the Lower 48 and Alaska," explained Liane Pelletier, ACS president, chief executive officer and chair. "The physical characteristics of this system, from its distinct exit path from Alaska to its unique undersea path to its strategically located landing site in Oregon, its 25-year life, substantially superior performance characteristics, and bandwidth capacity that is greater than any other fiber linking the Lower 48 and Alaska, translate into a superior asset able to compete for an estimated $200 million market shaped by strong growth fundamentals. We are pleased to be working with Tyco Telecommunications. Tyco Telecommunications' comprehensive solution meets our exacting requirements, and their world-class reputation for delivery ensures the success of this strategic investment. The total cost of the system to include the undersea portions of the project to be managed and constructed by Tyco Telecommunications and the complementary terrestrial system work is estimated at $95 million."

    The system, comprised of both terrestrial and undersea elements, will originate in Anchorage, Alaska, and terminate in Florence, Oregon, where it will interconnect with multiple meet points in the Pacific Northwest. Connectivity between Anchorage and Homer, Alaska, will be provided by diverse terrestrial routes plus an undersea interlink in Alaska's Cook Inlet from Anchorage to Nikiski. The major undersea portion of the system will be comprised of a 4 fiber pair system connecting Homer, Alaska, with the mid-coastal Oregon town of Florence. The Florence, Oregon, landing site was chosen due to the alternate geographic positioning it provides in relation to landing sites in use for other Alaskan fibers. The system will have an ultimate capacity to transmit 64 10 Gigabit wavelengths on each of the 4 fiber pairs for a total potential bandwidth of nearly 2.6 Terabits. The ACS fiber provides significant advancements over any of the existing links from Alaska to the Lower 48 which have just 2 or 3 fibers, and a much lower design capacity. The ACS system also includes an undersea branching unit to facilitate connectivity into Southeast Alaska.

    "Tyco Telecommunications is proud to have been chosen by ACS for this system," says Robert Munier, managing director for global solutions at Tyco Telecommunications. "The facility has stringent requirements for capacity, scalability and robustness, and we have developed a solution with advanced but well proven technologies. We will deploy our latest generation of terminal equipment which features small form factor and highly efficient transmission performance. We plan to use one of our state-of-the-art Reliance-class cable ships for the marine installation of the undersea plant to insure the highest quality placement on, and protection of, the seabed in the challenging waters of the North Pacific. We expect deliver the fiber facility by the end of 2008."

    About ACS

    ACS is the leading integrated communications provider in Alaska. ACS offers local telephone service, wireless, long distance, data and Internet services to business and residential customers throughout the state and Lower 48 enterprise customers with a need for end-to-end solutions linking to Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    About Tyco Telecommunications

    Tyco Telecommunications, a business unit of Tyco Electronics and an industry pioneer in undersea communications technology and marine services, is a leading global supplier for today's undersea communications requirements.

    Drawing on its heritage of technical innovation and industry recognized performance, the company delivers the most reliable, high-quality solutions to organizations with undersea communications needs vital to their core mission. In more than five decades of operation, Tyco Telecommunications has designed, manufactured, and installed more than 80 undersea fiber optic systems around the world. Tyco Telecommunications' global presence, backed by industry leading research and development laboratories, manufacturing facilities, installation and maintenance ships, depots, and management team work together to implement integrated solutions and network upgrades, with unsurpassed reliability, that support the needs of telecommunications, internet providers, offshore and science customers worldwide.

    For more information visit www.tycotelecom.com.

    CONTACT: Mary Gasperlin
             ACS Corporate Communications, Director, 907-297-3000
             Mary.Gasperlin@acsalaska.com
             or
             Tyco Telecommunications
             Victoria Dillon, 978-442-5304
             dillonv@tycoelectronics.com